Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

HEALTHTRONICS, INC

Moderator: Ross Goolsby

March 6, 2008

4:00 p.m. CT

Operator:	Thanks so much for holding everyone and welcome to today’s HealthTronics Q4 2007 earnings announcement. Just a reminder, today’s conference is being recorded.

And at this time, I’ll turn things over to our host, Mr. Ross Goolsby. Please go ahead, sir.

Ross Goolsby:	Hello, I’m Ross Goolsby, Senior Vice President of Finance and Chief Financial Officer. Before we begin the call, let me remind everyone that this presentation contains forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide.

Investors are cautioned that all such statements involve risk and uncertainties. Investors are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this presentation. HealthTronics undertakes no obligation to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filings for discussion of risks related to forward-looking statements.

At this time, I will turn the call over to James Whittenburg, President and Chief Executive Officer.

James Whittenburg:	Thank you. In addition to Ross Goolsby, we have Richard Rusk, our Chief Accounting Officer joining the conference call today.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

For today’s call, I will begin with a brief overview of the fourth quarter and the year and then Ross will provide additional detailed information on our financial results. After that I will discuss additional highlights and then give a preview of various initiatives as well as a general outlook for 2008. We will then conclude with a Q&A session.

To begin, the fourth quarter result excluding the goodwill impairment charge (beat) our forecast and we exceeded our annual guidance for 2007 with adjusted EBITDA in excess of $17 million. The end of 2007 concluded a vigorous period of transformation for HealthTronics where we saw the stabilization of our core Urology Services business as indicated by a positive same store partnership metrics in the fourth quarter.

During 2007, we also implemented new growth initiatives including the introduction of our TotalRad urology focused radiation therapy center concept, expanded the ClariPath laboratory business, and deployed additional unit of the RevoLix BPH surgical laser. We also expanded our partnership network with the purchase of our interest in the Keystone partnership.

Our revenue for the quarter was 36.1 million up slightly from the third quarter and up by 8 percent from the fourth quarter of 2006. Our adjusted EBITDA was 5.2 million up 19 percent sequentially from the third quarter and 96 percent from the fourth quarter of 2006. Our adjusted EBITDA for the fourth quarter includes approximately $900,000 in income received as a dividend out of the insolvency proceedings of our former Swiss manufacturing subsidiary. We saw strength in the quarter from our existing lithotripsy partnerships, our service and maintenance business, our RevoLix business, and our anatomical pathology lab.

The financial results for the quarter and the year are positive as evident in our sequential growth in revenue and our adjusted EBITDA. Long-term, we expect this positive trend to continue as we expand our partnerships with physicians enhance our services and introduce new technologies to our urologist partners.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

After Ross’s financial review, I will provide additional color and highlight other events of interest from the quarter, as well as provide comments on our various initiatives. Now, I’ll hand the call over to Ross to provide a detailed review of the financial results from the fourth quarter and the year.

Ross Goolsby:	Thank you, James. As is our practice, we have included as an attachment to the press release certain detailed supplemental financial tables and schedules that provide segment and earnings data for the results of operations due December 31st, 2007.

Total revenues from continuing operations for the fourth quarter 2007 were 36.1 million compared to 36 million in the third quarter and are up from 33.4 million in the fourth quarter of 2006. This 8 percent growth was driven by revenue from both the Urology Services division and the Medical Products division. Urology Services division growth resulted from the mid-year acquisition of our interest in the Keystone partnership and increase sales from existing partnerships. Medical Products division growth was driven by revenue increases at both the ClariPath lab and our service and maintenance business.

Our total cost excluding minority interest in goodwill impairment charges were 22.2 million in the fourth quarter and as a percentage of revenue were 61 percent. This compares to 25.7 million in the fourth quarter of 2006 or 77 percent of revenue and to 22.8 million in the third quarter of 2007 or 63 percent of revenue. This decrease in cost was primarily due to (severance) payment and cost associated with the (Bain) study in the prior year. Reductions in personnel made during 2007, $900,000 in a dividend related to the HMT insolvency proceedings received in the fourth quarter of 2007 and our continued intense management of overall operating cost. The decreases were offset by operating cost at Keystone and strategic operating expense increases at our lab, our RevoLix laser business and our IGRT initiative.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Our selling, general and administrative cost decrease approximately 2 million as compared to the fourth quarter of 2006. This is primarily due to cost paid to strategic consultants and increase share-based compensation in late 2006, as well as operating personnel reductions made during 2007.

During the fourth quarter of 2007, we completed our annual goodwill impairment testing and analysis and as a result have recorded a non-cash impairment charge of 20.8 million. In addition to the 20.8 million, there were cost associated with non-cash stock-based compensation expense of 330,000 and other non-recurring charges of 400,000. Excluding this non-cash or non-recurring charges the adjusted EBITDA for the fourth quarter would have been 5.2 million or 14 percent of revenues which compares to an adjusted EBITDA in the fourth quarter of 2006 of 2.7 million or 8 percent of revenues.

Now, let’s look at our division’s performance in the fourth quarter. Urology Services revenue was 31.9 million in the quarter up 5 percent from the 30.3 million recorded in the fourth quarter of 2006. The increase was due to revenue from the Keystone acquisition and increases in the lithotripsy procedures and our other existing partnerships. If you exclude the partnership that we close or divested for strategic reasons, as well as the recently acquired Keystone business, our revenue in Urology Services on the same store partnerships sales basis increased 5 percent from the fourth quarter of 2006. The rate per lithotripsy procedures also increased when compared to the fourth quarter of 2006. Revenues from our RevoLix laser product line were up 19 percent sequentially and 76 percent compared to the same period in 2006. Divisional adjusted EBITDA was 4.7 million for Urology Services or 15 percent of revenue in the fourth quarter of 2007 which was up slightly from the fourth quarter of 2006.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Our Medical Products division which includes our ClariPath lab operation has a significant amount of sales to our Urology Services division. These interdivision sales are eliminated under GAAP; however, it is meaningful to review these segments performance prior to the eliminations. Medical Products revenue prior to elimination was 6.2 million for the fourth quarter of 2007 compared to 5.3 million for the fourth quarter of 2006. The increase from prior year was due to sales growth at our lab and service and maintenance business. Medical Products division revenues on a GAAP basis were 4.1 million in the quarter compared to 3 million in the fourth quarter of 2006. Divisional adjusted EBITDA was 1.3 million or 33 percent of revenue in the fourth quarter of 2007 which compares to a loss of 952,000 in the fourth quarter of 2006.

Now, our annual results, total revenues from continuing operations for the year ended December 31st, 2007 were 140.4 million compared to 142.9 million for the year ended December 31st, 2006. Urology Services division revenues were 122.7 million for the year down 0.5 of 1 percent from the 123.3 million reported in 2006. This decrease was primarily due to a decrease in lithotripsy procedures year over year primarily at partnerships that we have strategically exited. Medical Products division revenues were 17.1 million for the year down 10 percent from the 19.1 million reported in 2006. While its divisional adjusted EBITDA increase by 3.7 million.

Our total cost for the year decrease from 120.2 million in 2006 to 112.5 million in 2007. The 2007 cost include non-cash charges such as the charge from goodwill impairment of 20.8 million and stock-based compensation expense, as well as certain restructuring charges. These charges are outlined for you in our press release. Excluding this non-cash or non-recurring charges are adjusted EBITDA for the year would have been 17.3 million compared to 17.9 million in 2006.

Our GAAP loss per share from continuing operations for the year was 41 cents compared to a loss of 47 cents per share in 2006. At December 31st, our balance sheet position was strong with cash on hand of 25.2 million up 1.9 million from September 30th. Cash flow from operations was 61.9 million for 2007 compared to 48.9 million for 2006. We saw our cash decrease 2.7 million from the beginning of the year primarily due to partnership acquisitions and fixed asset purchases totaling 21.3 million which was offset by significantly improved cash flow from operations.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Our net working capital was approximately 56 million and we had no moneys drawn on our $50 million revolving line of credit. On an administrative note, we intend to sell our current owned real estate that consist of our Austin office building and relocate to a new leased facility that will better accommodate our needs and expected growth while lowering our cost. We expect to generate approximately 6 million in cash from this transaction during 2008.

Now, I’ll turn it back over to James to give some more color on the quarter, the year and our outlook for 2008. James?

James Whittenburg:	Thanks, Ross. As I stated earlier, our core lithotripsy business is getting stronger and our growth initiatives are being well received by the urologist community. Broadly speaking, the strategic refocus begun in late 2006 has positioned HealthTronics the long-term growth and sustainable profitability. Throughout 2008, we expect our positive earnings trend to continue as we expand our partnerships with physicians, enhance our services and introduce new technologies to our urologist partners.

Now, some additional color on the fourth quarter, in Urology Services our partnerships continue to perform well on the same store partnerships sales basis which excludes 2007 acquisitions. Our revenues were up 5 percent compared to the fourth quarter of 2006 and our lithotripsy revenue was up 4 percent. Our RevoLix laser technology is arguably the leading technology serving the BPH market and we now have over 50 units deployed. We’re working with the manufacturer LISA laser and our urologist partners to increase its utilization.

And now the Medical Products division, revenues in the fourth quarter were up year over year. Our lab had the best quarters since its inception in January of 2006. ClariPath now has achieved new (accession) records for six consecutive quarters delivering high quality services that are competitive with other urology laboratories. We have completed our move in to the new laboratory space in Augusta, Georgia which doubles the size of our lab and triple our throughput capacity. ClariPath revenue increased 9 percent sequentially 138 percent over the fourth quarter of 2006 and impressive 200 percent year over year.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Our service maintenance business remains strong with EBITDA margins exceeding 30 percent. We’re focusing not only on the service maintenance business within our partnerships but also outside our partnerships and recently added a significant number of new contracts to our portfolio.

I would now like to update you on our most important strategic initiative total radiation therapy or TotalRad. This image guided radiation therapy or IGRT offers the urology community the opportunity to provide external beam radiation therapy for the treatment of prostate cancer. It allows urologist to add radiation therapy to their existing practice to improve the clinical outcomes of their patient and enhancing the economics of the urology practice by maintaining the continuity in patient care. The goal of TotalRad is to shorten the time of treatment and allow urologist to maintain focus on providing cares to their client based while minimizing out of pocket expense and time. HealthTronics involvement in this initiative will help to optimize the urologist risk versus reward proposition to our regulatory project management and technology assistance while providing flexible solutions for ongoing support for management of the IGRT services.

We continue to develop our IGRT infrastructure and are happy to report that we have completed a joint venture with an industry leading radiation therapy consulting and services firm that specializes in the development and management of freestanding hospital based facilities. The experience that these resources bring to HealthTronics will enable us to minimize the time between execution of Letters of Intent and treatment of the first patient. And will also further allow our urologist partners to maintain their current clinical focus during the project development phase.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

We view this joint venture as a vital component of our commitment to provide world class solutions to our partners. We signed two TotalRad Letters of Intent and expect prostate focus IGRT centers to be operational early 2009. We continue to meet with urologist to outline the benefits and opportunities of TotalRad. We remain excited about the business model. As we said before, there’s a long lead time in constructing radiation therapy centers and although we have signed Letters of Intent for and had begun work on our first project with several others nearing that stage. There is a nine to 11 month construction schedule required to get each center operational.

On a regulatory note, we have analyzed the center for Medicare and Medicaid services proposed regulatory changes. We have conducted exhaustive analysis and remain positive that there is not a regulatory outcome that would adversely impact our business in the near term.

To conclude HealthTronics overall strategy remains consistent. We’re utilizing our leading technology, our regulatory and financial expertise as well as the strong relationships with our physician partners, introduce new technologies, services and strategies then improve patient care and practice economics. Our base business is now in a position to sustain growth as expected by our performance in the back half of 2007 and the fourth quarter adjusted EBITDA. Absent the proceeds received from the bankruptcy court is a good indicator of the type of quarterly financial result HealthTronics base business should deliver in 2008.

Our base business EBITDA is on the $19 million annual run rate before our expected investment of approximately $2 million and our IGRT initiative during the year. We will continue to look for opportunistic acquisitions in growth venture that will either expand our footprint in Urology Services or expand our product offerings in Medical Products.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Finally, our diversified business initiatives as seen in TotalRad, ClariPath and RevoLix are robust and are on schedule to add to our profitability. This in culmination with the stable core Urology Services business makes HealthTronics a market leader in the urology space.

We are now happy to take your questions. Operator?

Operator:	Thank you very much, sir. Ladies and gentlemen, and at this time if you have any questions or comments, simply press star one on your touch-tone telephone. If you are joining us this afternoon using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, star one please and we’ll pause for just one more moment.

We’ll take our first question from David MacDonald at SunTrust.

David MacDonald:	Good afternoon, guys. I have a handful of questions. Well, just a couple of housekeeping questions first, the 900,000 and the 403,000 restructuring, how was the 900,000 booked? It sounds like it was booked as a decrease to cost of goods as opposed to an increase in revenue, is that correct?

Ross Goolsby:	That’s correct.

David MacDonald:	And what division cost did it flow through?

Ross Goolsby:	It flowed to the Medical Products division. It was over in Switzerland where we still have some of our Medical Products operation.

David MacDonald:	OK and then the 403,000, where it that flow through?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Ross Goolsby:	That was corporate and that was primarily related to cost associated with AKSV some ongoing cost.

David MacDonald:	Oh, when I look at your P&L did that flow through the SG&A line?
Ross Goolsby:	Yes.

David MacDonald:	OK. In terms of the P&L change, should we expect there numbers to be reported this way on a go forward basis as opposed to the individual line items you’re giving earlier in 2007?
Ross Goolsby:	Yes, we should.

David MacDonald:	OK and then just on the business, I guess one question I have for you is on the same store volumes in the urology business. Sequentially, the numbers look fantastic, you know, what’s going on there that you’re driving those volumes, you know, I guess why will those numbers up so much sequentially?

James Whittenburg:	David, it’s a good question. I’m glad you asked and I wish the answer were simple but the truth is it’s not. The truth is I think that’s the result of an enormous amount of work that we put in, the restructuring the business from the ground up. And beginning in mid 2006 and really through the first couple of months in 2007 and it included both a redefinition of all of the roles and responsibilities we had at operating level in the division, it included centralizing a number of the functions that we had in the field here in Austin so that we had more consistent execution. And it involved a really intense focus on how we communicate with our partners, focus on both frequency with which we communicate with our partners and the message that we send to our partners.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

And I think one of the fundamental things that had become lost in terms of our messaging with our partner is the value equation. And I think if you look at HealthTronics from a competitive standpoint I believe we’re the best value in the market and I think we can demonstrate to our partners that the things we do for their partnership in the local markets more than compensate for the amount we’re paid. And I think overtime what we’ve been able to do with the changes we made and the refocus in how we communicate with our partners is we’ve been able to do a better job of adding physicians in local markets. We done a better job of retaining physicians in local markets and we’ve done a better job of developing some new partnerships which wouldn’t be reflected in same store but certainly is going to help from an overall performance standpoint.

David MacDonald:	OK and then just a couple of numbers in questions. Ross, you know, I look at kind of the key division the way I think about on your same store volumes and revenues were up, your RevoLix numbers were it sound like up 19 percent sequentially and the lab business is up 9 percent sequentially. Can you walk me through what was maybe down a little bit sequentially because I mean Q3 to Q4 the revenues were up a 100 grand and it just seems to me that everything move and as strong as it is, there’s got to be something that’s, you know, going the other way a little bit?

Ross Goolsby:	Well, I think we got quite frankly; we’ve got some partnerships that we strategically exited.

David MacDonald:	OK.

Ross Goolsby:	.... and hit revenues on the downside and that wouldn’t be reflected in the ...
David MacDonald:	So we’re not comparing. I’m comparing kind of apples and oranges.
Ross Goolsby:	Right.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

David MacDonald:	OK.
Ross Goolsby:	Right.

David MacDonald:	And then just in terms of the 2008 business outlook, you guys talked about, you know, run rate levels up of the fourth quarter and that you know, is probably a pretty good indication of 2008, should I be thinking about it in the sense of you’re going to continue to grow sequentially and grow up the fourth quarter levels, but a lot of that incremental profitability is going to be reinvested in the business? I mean is there anyway at any reason to think that you guys shouldn’t continue to grow sequentially?

Ross Goolsby:	I think our hope would be to grow sequentially. Now we did have the big pickup of the insolvency dividend so if you take that out, you know, when you look at it kind of a run rate it’s sustainable I think we should see improvement quarter over quarter. Now there’s some things that can cause some fluctuations near term but I think you should expect to see growth from us now. I think the growth will be somewhat blunted by our reinvestment in IGRT. I think we continue to grow the lab infrastructure at a clip that is probably a bit heavy relative to the revenue growth we’ll see. But I think for the most part we ought to be able to sustain the kind of earnings you saw in the fourth quarter absent that dividend.

David MacDonald:	So the $2 million investment I should not think about that being a cap ex investment. That’s going to be investment in things like people, sales whatever that’s actually going to hit the P&L?

Ross Goolsby:	That's correct.

David MacDonald:	OK and then just last question on the minority interest. Ross, is this a pretty good level to think about in terms of run rate going forward. I mean if your profitability is going to be kind of flattish with the fourth quarter I would assume that (12, six) shouldn’t really move around a whole lot?

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Ross Goolsby:	I think that’s right. I think that’s a good number to use.
David MacDonald:	OK. Thanks, guys.

James Whittenburg:	The one thing, David, that I would add is in the context of an acquisition of an interest in a partnership. For example, you might see minority interest moves in the relation to our top line.
David MacDonald:	But I guess my question is more on the lines of I know you guys have been in some cases working with the doctors where maybe the minority interest is bumping a little bit higher just because I know you had to you’re giving a little more to the doctors in some cases. We’re kind of beyond that at this point, correct?

James Whittenburg:	I think there are two things one is you’ve always got some minority interest movement in partnerships when you have a number of partnerships we have. What I would say is we’re actually at a level at the time being where I believe we’re reacquiring as much interest as we sometimes (divest) in other markets. And so I think overall, it’s at very stable level.

David MacDonald:	Ok. Thank you.

Ross Goolsby:	Thank you.

Operator:	And we’ll take our next question now from Mitra Ramgopal at Sidoti.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Mitra Ramgopal:	Yes. Hi. Good afternoon, guys. Just a few questions, I don’t know if you can give us a hard number in terms of how much Keystone contributed in the quarter?
James Whittenburg:	It was about from an EBITDA perspective it was about a quarter of a million in the quarter and I think for the year we reported close to about a million.
Mitra Ramgopal:	EBITDA?
James Whittenburg:	Yes.
Mitra Ramgopal:	OK and I would say that quarter of a million for the quarter, Ross, probably is on the equity income side of the partnership and if you include the management fees associated with that it was probably really higher, is that right?

Ross Goolsby:	Yes, it’s probably have been another 50,000 and more on top that.
James Whittenburg:	So about 300 in a quarter?
Ross Goolsby:	Yes.?
Mitra Ramgopal:	OK and if you have the kind of figure out the effective tax rate in the quarter what’s the reasonable number to this going forward?
James Whittenburg:	Going forward it’s probably going to be close to – it will probably in the 40 to 45 percent range. We still have some (firm) differences related to stock-based compensation.
Mitra Ramgopal:	OK.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Ross Goolsby:	It’s probably 45 percent?

Mitra Ramgopal:	45 percent tax rate. OK and you obviously have some charges here in the quarter is that pretty much behind you now or we should expect any more write down within ’08?

James Whittenburg:	Well, we certainly hope so. I think I we’re disappointed in the charge the goodwill charge but we had a great quarter. The trends are good in our base business with EBITDA trend – growth trends. I would say, you know, where we stand with the market cap relative to book value it’s always an exposure but I would hope it’s behind us.

Mitra Ramgopal:	OK and then just coming back to TotalRad, obviously you know, it’s something we’ve been hearing for sometime and you’re clearly investing heavily in it now. (I don’t know) if you could give us a sense as to, you know, when we should expect to hear something, a little more concrete on this front?

Ross Goolsby:	Yes, I think the purposes of this quarter’s call, at this point we’re comfortable discussing our joint venture which we think completes the capabilities that we need to really offer a turnkey package to urologists who have an interest in pursuing IGRT. And that’s a significant development but I want to also be clear, we did not hold off on beginning the process of prospecting and developing leads and beginning the developmental centers for the joint venture. And so we do have centers that we are already well into the process of practice consolidation and center design and so forth.

At this point though from the angle of disclosing the specific economics associated with our model, our view is that there’s a lot of noise in the market right now. There is – it really a surprising the level of interest that those very local players have in the urology market as it relates to radiation therapy and national players have. And we’re running into both kinds of players in almost every market if not before we start the conversations with the urologists, certainly after we’ve started the conversations and we really believe that our model is unique. We believe it’s the most competitive model that’s out there and it’s the most inclusive model in terms of the capital that we’re able to bring to the table and the services that we bring to the table. And so at this point, we still think it would be detrimental to disclose in more detail our model from a competitive standpoint.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Mitra Ramgopal:	But I guess from everything you’re seeing you’re clearly, you know, have a strong believe that this model will work and the economics are very attractive. It’s better to go forward with it?

Ross Goolsby:	Absolutely. Everything continues to affirm for us that this is a strong opportunity that it is very well aligned with our strengths as an organization and our track record of bringing urologists new opportunities to improve patient care and improve their practice economics. It does require if you go back to the fundamental needs that we satisfied as a company and developing lithotripsy as a business, it was a patient throughput problem and a capital problem. And if you look at that both of those are needs that are present in an IGRT center development and that really plays to our strengths as a company.

We know the urologists both at the local level and both in terms of their practice profile and so we’re having a lot of success in our discussions with urologists and at the end of the day, it really becomes a question of execution and timing and then feasibility at the local market level when you look at the patient density and the proximity of practices and so forth.

Mitra Ramgopal:	OK. Thanks again.

James Whittenburg:	Thank you.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Operator:	And again, ladies and gentlemen, star one please for any questions at this time. And we’ll take a follow up question now from David MacDonald.

David MacDonald:	Guys, one follow up on the joint venture. I couldn’t write fast enough. James, did you say it’s with a consultant specialized in freestanding hospital based locations or if you could just give a little bit more detail on the, you know, the other side of this joint venture?

James Whittenburg:	Sure, I’d be happy to. It’s a consulting firm that has historically helped in the development in both on the oncology side and on the hospital side in the development and planning. So beginning with site selection and construction planning and management, staffing of the center and then also to an extent providing post-project services related to physics and dosimetry and that really is the strengths and the capabilities that they bring to the table also happen to be the things that as a company we are not equipped to do based on our current and historical business.

And so the joint venture essentially takes a number of those areas where the consulting firm has strengths and they put together close to two dozen centers. And it takes their historical strengths and provides those resources through the joint venture. It does not impact in any significant way the economics associated with the model we have proposed on the HealthTronics side in terms of the services we bring to the table, assistance with the practice consolidation and management of that process, some deployment of capital and some management of other aspects of the turnkey project.

And so what it really does is it isolates the components of the development that our consulting partner brings to the table in the joint venture so that we’re able to share in the benefit of bringing the value of those services to the urologists in a way that’s discreet from the economics associated with the services that we bring based on our traditional strengths.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

David MacDonald:	So James, I guess a couple of things because I mean this was going to be one of my questions. The radiation oncologists, the physicists, the dosimetrists, the tax a lot of people that you’re going to need that your current business model doesn’t run across on the urology side. They would help you with that. So that would become a lot easier in terms of getting one of these up and running.

James Whittenburg:	They are in fact experts and through the joint venture we can now provide physics and dosimetry services or we can alternatively assist the urology practice in retaining those services independently.

David MacDonald:	And it sounds like they’ve worked on the hospital based side historically a little bit but I would assume it’s fair to assume that all of these are going to be freestanding in and around probably some of your bigger partnerships, is that a fair way to think about it?

James Whittenburg:	It is, that’s a fair way to think about it.

David MacDonald:	OK. Thank you.

Male:	David, do you have anything further.

David MacDonald:	I think that’s it.

Operator:	Gentlemen, it appears we have no further questions this afternoon. Mr. Goolsby, I’d like to turn the conference back to you for any closing or additional remarks, sir.

Ross Goolsby:	Thank you, operator and thank you all for joining us this afternoon. This now concludes the HealthTronics fourth quarter earnings conference call.

HEALTHTRONICS, INC.

Moderator: Ross Goolsby

03-06-08/4:00 p.m. CT

Confirmation # 5820462

Operator:	And again we’d like to thank you all for joining us today. Wish you all a great afternoon. Goodbye.

END